Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Second Quarter 2015 Results
Delivers Sales of $359.7 million and Adjusted Diluted EPS of $0.47. Raises Lower-End of Full-Year 2015 Adjusted Diluted EPS to a New Range of $1.74 to $1.84.
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA July 30, 2015 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2015 and updated financial guidance for the full year 2015.

Executive Summary

•	Reported sales of $359.7 million declined 2.5% vs. 2014 period. Net sales at constant currency grew by 7.4%.

•
Reported diluted EPS was $0.38. Adjusted diluted EPS was $0.47, excluding a $0.09 charge on executive retirement. EPS comparisons to the prior-year period are adversely impacted by approximately $0.09 of currency effects.

•	Full-year adjusted diluted EPS is anticipated to be between $1.74 and $1.84, reflecting a $0.05 increase to the lower-end of the range of previous guidance.

•	Raises base of constant currency revenue growth guidance, to 7% to 8% for the year.

•	Recently announced the 23rd consecutive annual increase in the dividend, to $0.12 per share in the fourth quarter 2015.
“Adjusted diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.
Executive Commentary
“I am pleased to report that we are executing against our strategy and delivered strong financial results,” said Eric M. Green, West’s Chief Executive Officer. “Excluding currency, second-quarter adjusted diluted EPS would have improved upon the 2014 quarter, which was our best ever. The $0.92 of six-month adjusted diluted EPS is a first-half record, despite that currency headwind.”

“Pharmaceutical Packaging Systems' strong constant-currency growth of 8.5% demonstrates the benefits of our high-value products strategy. Sales increased on uptake of newer high-value components, notably under the Envision™ and NovaPure® brands, along with continuing growth for our Westar® product lines, including elastomer components and metal seals. Our pharma and biotech customers are increasingly embracing the value proposition for these products, which enable more efficient production of safe and effective injectable medicines for patients.”
“Pharmaceutical Delivery Systems' constant currency sales growth was led by 9.3% growth in proprietary products. Developments involving Daikyo Crystal Zenith®, SmartDose® electronic wearable injector and SelfDose® products include the recent approval and recommended approval of two drug products in CZ vials. We recently announced our plans to complete an expansion of our SmartDose capacity in Arizona and to provide supply-chain risk mitigation.”
“In summary, our 7,000 colleagues around the world delivered a solid first half, which contributed to our confidence in raising our sales and adjusted diluted EPS guidance ranges for the year.”
Second Quarter 2015 Results
Reported sales of $359.7 million were 2.5% lower than the prior-year quarter. Sales at constant currency grew by 7.4%, led by strong growth in high-value packaging component sales. Currency translation reduced reported sales growth by 9.9%. Net sales at constant currency grew 8.5% in Pharmaceutical Packaging Systems (PPS) and 4.8% in Pharmaceutical Delivery Systems (PDS).
Consolidated gross profit of $118.2 million was 3.0% lower than in the prior-year period, as the $12.7 million negative impact of currency more than offset the net positive effects of other factors, including a more profitable sales mix and pricing. Gross profit margin of 32.8% was 0.2 margin points lower than in the 2014 quarter, due to PDS utilization inefficiencies.
R&D costs declined $1.8 million to $8.1 million, or 2.2% of revenue, in the quarter, compared to 2.7% of revenue in the prior-year period. The decline was primarily a result of reallocating resources to customer-funded development work. SG&A costs included in adjusted operating profit were $60.8 million, compared to $57.5 million in the 2014 period, on increases in incentive and other compensation and information technology costs that were partially offset by currency effects.
The comparison of $0.47 of adjusted diluted EPS in the quarter to $0.52 in the prior-year period is burdened by approximately $0.09 cents per-share of currency impacts.

Second Quarter 2015 Business Segment Results
Pharmaceutical Packaging Systems
PPS reported sales were $259.6 million in the quarter, or 3.2% lower than reported in the second quarter of 2014. Second-quarter net sales at constant currency were $290.8 million, or 8.5% higher than the prior-year quarter. High-value packaging component sales grew 12.1% at constant currency, led by Envision, NovaPure and Westar products, and were 45.9% of PPS sales. Other net sales grew 5.5% at constant currency. Regionally, European sales contributed the most to constant currency sales dollar growth, while smaller markets in Asia and South America posted double-digit percentage sales gains at constant currency.
The PPS backlog of committed orders at June 30, 2015 was $350 million, or 8% higher than at prior-year at constant currency.
Gross profit of $98.8 million was $2.5 million lower compared to the prior-year quarter, and was burdened by $11.1 million of unfavorable currency effects. Gross profit margin improved 0.3 margin points to 38.1% on the positive effects of a more profitable sales mix, higher selling prices and lower raw material costs, offset by higher direct labor and overhead costs.
SG&A costs were $0.4 million higher at $34.1 million, and were 13.1% of revenue, compared to 12.6% of revenue in the prior-year period. The favorable effect of currency translation on foreign costs muted other increases attributed to sales-related travel, technology and other compensation costs. Research and development costs of $3.2 million were $0.9 million lower than in the prior-year period due to reallocation of resources to commercial projects and currency translation.
Operating profit of $61.8 million was $1.1 million lower than in the prior year period, as net currency effects more than offset the benefits of sales improvements and other net cost reductions. Operating margin improved 0.3 margin points, to 23.8%.
Pharmaceutical Delivery Systems
PDS reported second-quarter sales were $100.6 million, $0.5 million lower than in the prior-year period. Net sales at constant currency were $105.9 million, or 4.8% higher than in the comparable 2014 period. Administration systems for point-of-use drug reconstitution and safety systems provided the majority of a 9.3% increase in proprietary net sales at constant currency. Proprietary product sales comprised 28.3% of segment sales compared to 27.1% in the 2014 period. Contract manufacturing sales grew 3.1% at constant currency, as increases in demand under existing agreements more than compensated for the revenue losses associated with the sale of a business and concluded contracts.
Gross profit of $19.4 million was $1.1 million lower than in the comparable 2014 period due to the combined effects of $1.6 million of currency and $0.7 million from the prior-year sale of a business. Those also accounted for the one percentage-point decline in gross margin, from 20.3% to 19.3%.

SG&A costs of $10.9 million were down slightly from the prior year, primarily due to currency. R&D costs of $4.9 million were $0.9 million lower than in the prior-year period, primarily due to redirecting personnel to customer-funded development and production work and the conclusion of the SelfDose development in 2014. R&D efforts remain focused on the further development of SmartDose and CZ products.
The cost reductions partially mitigated the impact of lower gross profit, yielding an operating profit of $4.0 million, compared to $3.7 million in the 2014 period.
Corporate and Other
General corporate costs increased $3.2 million, to $9.2 million, due to increased performance-based compensation and a non-recurring 2014 employee benefit cost reduction. Stock-based compensation expense increased $0.5 million, to $5.1 million. U.S. pension expense declined $0.4 million, to $1.5 million, primarily because of changes in actuarial assumptions and asset valuations at the outset of 2015.
Net interest expense declined $0.7 million to $3.0 million due primarily to an overall reduction in outstanding debt.
The estimated annual effective tax rate (ETR) for 2015 used in determining adjusted net income is 28.2%, compared to 27.7% in the 2014 quarter. The increase is attributed primarily due to changes in the geographic mix of earnings. This rate excludes the tax effect of items excluded from adjusted net income and described under “Non-GAAP Financial Measures” below.
Full-Year 2015 Financial Guidance

West’s expected full-year 2015 revenue and EPS guidance is summarized below:

(in millions, except EPS)	2015 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,400 to $1,430	$1,395 to $1,425
Consolidated gross profit margin (% of sales)	32.0% to 32.5%	32.0% to 32.5%
Pharmaceutical Packaging Systems sales	$990 to $1,010	$990 to $1,010
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	37.1% to 37.6%	37.1% to 37.6%
Pharmaceutical Delivery Systems sales	$410 to $420	$405 to $415
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	19.4% to 19.9%	19.5% to 20.0%
Full-Year adjusted diluted EPS	$1.74 to $1.84	$1.69 to $1.84

The estimated guidance for revenue reflects sales and results based on currently prevailing exchange rates. The Company expects 2015 net sales at constant currency to grow 7% to 8% compared with 2014.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.10 for the remainder of 2015. The comparable weighted average euro/U.S. dollar exchange rate for 2014 was $1.33. The expected adverse effects of currency on comparisons of 2015 to 2014 are approximately $120 million of sales and between $0.24 and $0.27 of adjusted diluted EPS.

The 2015 adjusted diluted EPS guidance excludes any impact of the revaluation of the Venezuelan bolivar, as the Company continues to operate under the official exchange rate. It also excludes the charge associated with executive retirement and related costs that is reported in this quarter.

The Company’s estimated guidance for 2015 includes between $13 million and $17 million in second-half net sales at constant currency from sales and development income associated with PDS’ proprietary products, including CZ vials, syringes and cartridges and the SmartDose electronic wearable injector. Those sales are associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Company estimates its 2015 capital spending at between $145 million and $155 million, including approximately $28 million related to the planned new facility in Waterford, Ireland.
Second-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 86053988.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, August 6, 2015, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 86053988.
Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2014.
Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital

West believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three and six-month periods presented in the accompanying tables:
Executive retirement and related costs – During the three and six months ended June 30, 2015, we recorded a $10.9 million charge for executive retirement and related costs, including $2.4 million for a long-term incentive plan award for the Company’s previous chief executive officer, ("CEO"), $8.0 million for the revaluation of modified outstanding awards to provide for continued vesting for the Company’s previous CEO and Senior Vice President of Human Resources in conjunction with their retirement, and $0.5 million for other costs, including relocation and legal fees.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Net sales	$359.7	100%	$368.9	100%	$695.6	100%	$715.7	100%
Cost of goods and services sold	241.5	67	247.1	67	467.7	68	487.5	68
Gross profit	118.2	33	121.8	33	227.9	32	228.2	32
Research and development	8.1	2	9.9	2	15.6	2	19.9	3
Selling, general and administrative expenses	60.8	17	57.5	16	116.0	16	113.9	16
Executive retirement and related costs	10.9	3	—	—	10.9	1	—	—
Other (income)/expense, net	(0.7)	—	0.3	—	(1.5)	—	1.0	—
Operating profit	39.1	11	54.1	15	86.9	13	93.4	13
Interest expense, net	3.0	1	3.7	1	6.7	1	7.3	1
Income before income taxes	36.1	10	50.4	14	80.2	12	86.1	12
Income tax expense	9.2	2	14.0	4	21.7	3	23.8	3
Equity in net income of affiliated companies	0.9	—	1.2	—	2.2	—	2.4	—
Net Income	$27.8	8%	$37.6	10%	$60.7	9%	$64.7	9%

Net income per share:
Basic	$0.39		$0.53		$0.84		$0.92
Assuming dilution	$0.38		$0.52		$0.83		$0.89

Average common shares outstanding	72.0		70.8		71.9		70.7
Average shares assuming dilution	73.7		72.4		73.5		72.4

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2015	2014	2015	2014
Pharmaceutical Packaging Systems	$259.6	$268.0	$502.1	$520.9
Pharmaceutical Delivery Systems	100.6	101.1	194.1	195.1
Eliminations	(0.5)	(0.2)	(0.6)	(0.3)
Consolidated Total	$359.7	$368.9	$695.6	$715.7

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$61.8	$62.9	$122.7	$114.3
Pharmaceutical Delivery Systems	4.0	3.7	3.5	3.5
US pension expense	(1.5)	(1.9)	(2.9)	(3.8)
Stock-based compensation expense	(5.1)	(4.6)	(10.4)	(8.9)
General corporate costs	(9.2)	(6.0)	(15.1)	(11.7)
Adjusted Operating Profit	$50.0	$54.1	$97.8	$93.4
Executive retirement and related costs	(10.9)	—	(10.9)	—
Reported Operating Profit	$39.1	$54.1	$86.9	$93.4

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three-months ended June 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$39.1	$9.2	$27.8	$0.38
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$50.0	$13.2	$34.7	$0.47

Six-months ended June 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$86.9	$21.7	$60.7	$0.83
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$97.8	$25.7	$67.6	$0.92

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency

Three-months ended June 30, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$259.6	$100.6	$(0.5)	$359.7
Effect of changes in currency translation rates	31.2	5.3	—	36.5
Net sales at constant currency (Non-GAAP)(1)	$290.8	$105.9	$(0.5)	$396.2

Reconciliation of Net Sales to Net Sales at Constant Currency

Six-months ended June 30, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$502.1	$194.1	$(0.6)	$695.6
Effect of changes in currency translation rates	59.3	10.6	—	69.9
Net sales at constant currency (Non-GAAP)(1)	$561.4	$204.7	$(0.6)	$765.5

Reconciliation of adjusted diluted EPS guidance to reported diluted EPS guidance

Full Year 2015 Guidance(2) (3)
Adjusted diluted EPS guidance	$1.74 to $1.84
Executive retirement and related costs	(.09)
Reported diluted EPS guidance	$1.65 to $1.75

(1)
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(2)
Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.10 for the remainder of 2015. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

(3)	The 2015 consequences of those items described in “Non-GAAP Financial Measures,” and similar items that may be incurred during 2015, are excluded from the adjusted diluted EPS guidance for 2015.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2015	2014
Depreciation and amortization	$44.2	$44.9
Operating cash flow	$75.6	$73.0
Capital expenditures	$57.1	$56.2

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2015	As of December 31, 2014
Cash and Cash Equivalents	$252.0	$255.3
Debt	$326.7	$336.7
Equity	$989.4	$956.9
Net Debt to Total Invested Capital(4)	7.0%	7.8%
Working Capital	$366.2	$406.8

(4) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® and Daikyo CZ® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.